ASSET CONTRIBUTION AGREEMENT

by and between

NORWESTECH, INC.

And

GRANDPARENTS.COM, LLC

_______________

Dated February 23, 2012

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Defined Terms	7
ARTICLE II	CONTRIBUTION	9
2.1	Contribution of the Contributed Assets	9
2.2	Excluded Assets	10
2.3	Assumed Liabilities	11
2.4	Excluded Liabilities	12
2.5	Contribution	12
2.6	Consents	12
2.7	Adjustment to Consideration	13
ARTICLE III	CLOSING	14
3.1	Closing Date	14
3.2	Deliveries by Contributor at the Closing	15
3.3	Deliveries by Company at the Closing	15
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR	17
4.1	Organization and Good Standing	17
4.2	Capacity, Authority and Enforceability	17
4.3	No Conflicts; Consents	18
4.4	Financial Statements	18
4.5	No Undisclosed Liabilities	19
4.6	Accounts Receivable	19
4.7	Taxes	19
4.8	Compliance with Law	20
4.9	Title to Personal Properties	20
4.10	Condition of Tangible Assets	21
4.11	Real Property	21
4.12	Intellectual Property; Privacy	21
4.13	Absence of Certain Changes or Events	23
4.14	Contracts	24
4.15	Sufficiency of Contributed Assets	25
4.16	Litigation	26

i

(continued)

Page

4.17	Employee Benefits	26
4.18	Labor and Employment Matters	26
4.19	Insurance	27
4.20	Brokers or Finders	27
4.21	Accounts Payable	28
4.22	Related Party Transactions	28
4.23	Acquisition Entirely for Own Account	28
4.24	Restricted Acquired Shares	28
4.25	Legends	29
4.26	Accredited Investor	29
4.27	Disclosure	29
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF COMPANY	29
5.1	Organization and Good Standing	30
5.2	Authority and Enforceability	30
5.3	Authorization of Acquired Shares and the GP Warrant	30
5.4	No Conflicts; Consents	30
5.5	Capitalization.	31
5.6	Valid Issuance of Acquired Shares and the GP Warrant.	31
5.7	Offering of Acquired Shares and Warrants	32
5.8	SEC Reports; Disclosure	32
5.9	No Discussions of Dispositions	33
5.10	Financial Statements	33
5.11	No Undisclosed Liabilities	33
5.12	Operations	33
5.13	Accounts Receivable	33
5.14	Taxes	34
5.15	Compliance with Law	35
5.16	Title to Personal Properties	36
5.17	Condition of Tangible Assets	36
5.18	Real Property	36

ii

(continued)

Page

5.19	Intellectual Property	36
5.20	Absence of Certain Changes or Events	36
5.21	Contracts	38
5.22	Litigation	39
5.23	Employee Benefits	39
5.24	Labor and Employment Matters	40
5.25	Insurance	40
5.26	Transactions by Affiliates.	41
5.27	Brokers or Finders	41
5.28	Disclosure.	41
ARTICLE VI	COVENANTS OF CONTRIBUTOR AND COMPANY	41
6.1	Conduct of Business	41
6.2	Access to Information; Investigation	42
6.3	Notification of Certain Matters	43
6.4	Insurance	43
6.5	Exclusivity	43
6.6	Stock Restrictions.	44
6.7	Public Announcements	44
6.8	Names	44
6.9	Employees	44
6.10	Taxes	45
6.11	Assistance with Post-Closing SEC Reports and Inquiries	45
6.12	Further Assurances; Transfer of Doman Names	45
6.13	Post-Closing Stock Option and Warrant Exercises	46
6.14	Super 8-K	47
6.15	Directors’ and Officers’ Exculpation, Indemnification and Insurance	47
6.16	Notes Payable to Insiders	48
6.17	Non-Competition.	48
ARTICLE VII	CONDITIONS TO CLOSING	48
7.1	Conditions to Obligation of Company	48

iii

(continued)

Page

7.2	Conditions to Obligation of Contributor	49
ARTICLE VIII	TERMINATION	50
8.1	Termination	50
8.2	Effect of Termination	51
8.3	Remedies	51
ARTICLE IX	INDEMNIFICATION	52
9.1	Survival	52
9.2	Indemnification by Contributor	52
9.3	Manner of Payment	53
9.4	Indemnification Procedures for Third Party Claims	53
9.5	Indemnification Procedures for Non-Third Party Claims	55
9.6	Effect of Investigation; Waiver	56
9.7	Limitation on Losses	56
9.8	Exclusive Remedy	56
9.9	Enforcement	56
ARTICLE X	MISCELLANEOUS	56
10.1	Notices	56
10.2	Amendments and Waivers	58
10.3	Expenses	58
10.4	Successors and Assigns	58
10.5	Governing Law	58
10.6	Consent to Jurisdiction	58
10.7	Electronic Delivery; Counterparts	59
10.8	Third Party Beneficiaries	59
10.9	Entire Agreement	59
10.10	Captions	59
10.11	Severability	60
10.12	Specific Performance	60
10.13	Interpretation	60

iv

SCHEDULES

Schedule 2.1(b)	Equipment
Schedule 2.1(d)	Assigned Contracts
Schedule 2.1(e)	Accounts Receivable
Schedule 2.3(a)	Accounts Payable
Schedule 2.3(d)	Indebtedness
Schedule 2.3(h)	Litigation
Schedule 2.4(c)	Excluded Liabilities
Schedule 2.5	Intended Post-Closing Capitalization

EXHIBITS

Exhibit A	Bill of Sale and General Assignment
Exhibit B	Assumption Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Trademark Assignment
Exhibit E	Mahl Employment Agreement
Exhibit F	Bernstein Employment Agreement
Exhibit G	Leber Employment Agreement
Exhibit H	GP Lock-Up Agreement
Exhibit I	JTF Lock-Up Agreement
Exhibit J	Amendment to Articles of Organization
Exhibit K	Series A Preferred Stock Certificate of Designation
Exhibit L	Series B Preferred Stock Certificate of Designation
Exhibit M	Written Consent of Board of Directors of Company (Appointments)
Exhibit N	Form of Release
Exhibit O	GP Warrant

v

ASSET CONTRIBUTION AGREEMENT

ASSET CONTRIBUTION AGREEMENT, dated as of February 23, 2012 (this “Agreement”), by and among NORWESTECH, INC., a Delaware corporation (“Company”), and GRANDPARENTS.COM, LLC, a Florida limited liability company (“Contributor”) (each of the foregoing, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Company is a public “shell” company currently trading under the symbol “NWTH.OB”;

WHEREAS, Contributor is a web based business operating under the grandparents.com website (the “Business”);

WHEREAS, Contributor desires to transfer and contribute to Company (the “Contribution”) the Business and all other assets and liabilities of Contributor, upon the terms and subject to the conditions of this Agreement;

WHEREAS, in exchange for the Contribution, Company desires to issue to Contributor the Acquired Shares as contemplated in this Agreement; and

WHEREAS, Contributor and Company intend that this Agreement shall be part of an overall plan to contribute property to Company in exchange for stock of Company, including the simultaneous capital contribution to Company by investors pursuant to the Private Placement in exchange for stock of Company, which transactions together are intended to qualify under Section 351 of the Code (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.

“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers of the Business and (b) any other account or note receivable, together with, in each case, the full benefit of any security interest of Contributor therein.

1

“Adjusted Net Asset Amount” means the amount equal to: (a) the actual amount of cash on hand at Company immediately after giving effect to the Closing, minus (b) the aggregate of all amounts paid at any time after the Closing Date by Company or any of its Subsidiaries to the extent the same is or was attributable to a Liability of Company or any of its Subsidiaries that existed or arose from the pre-Closing period, including without limitation, (i) any payable owed to any Affiliate of Company arising on or prior to the Closing Date; and (ii) any other accounts payable of Company that exists as of the Closing Date. The parties intend that the foregoing clause (b) is not intended to include any Liabilities in connection with or arising out the following: (1) any shareholder claim, action lawsuit, based on their standing as a shareholder of Company, based upon the transactions contemplated by this Agreement (including the Contribution and the Private Placement) or the Letter of Intent (including that certain bridge loan to Contributor), and (2) filings or expenses that become due post-Closing in connection with maintaining the corporate existence of the Company or any Subsidiary, renewals or maintenance of the Company Intellectual Property and expenses and transfer agent fees in connection with the issuance of the Series A Preferred Stock or Series B Preferred Stock, and issuance of Common Stock upon exercise of stock options or warrants on or following Closing. For the avoidance of doubt, the Adjusted Net Asset Amount (a) can be a negative number and (b) will change after the Closing if an unknown Liability of Company or any of its Subsidiaries becomes known and payable.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 20% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Trademark Assignments, the Lock-Up Agreements, the Registration Rights Agreement, the Employment Agreements, and the other agreements, instruments and documents delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, production records, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, including books and records relating to GP Owned Intellectual Property and the employee and personnel records of the Transferred Employees.

2

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Business Employee” means any individual employed by Contributor.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of formation, articles of incorporation, by-laws, articles of incorporation, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of Company.

“Confidential Information” means, with respect to any Person, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of such Person and its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about such Person’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that the receiving party can demonstrate was or has become generally available to the public other than as a result of disclosure by such Person or its Affiliates, or (b) information that is independently developed by the receiving party or its Affiliates or Subsidiaries without the use of such Person’s Confidential Information.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

3

“Current Company Officers and Directors” means the officers and directors of Company in office immediately prior to the Closing, consisting of Fred Burstein, Andrew Ecclestone, Curtis J. Scheel and Stanley L. Schloz.

“Debt Securities” means (a) securities evidencing Indebtedness, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding the securities described in clause (a).

“Employment Agreements” means the Mahl Employment Agreement, the Bernstein Employment Agreement and the Leber Employment Agreement.

“Excluded Shares” means (a) the warrant issued to John Thomas Financial, Inc. pursuant to the Investment Banking Agreement, and (b) the Out of the Money Warrants.

“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property except Inventory.

“Equity Securities” means (a) shares of Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Contributor, as defined in Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“GP Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which Contributor maintains adequate reserves, (b) the NWT Liens, and (c) the Liens filed by Meadows Capital, LLC.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

4

“Insiders” means Meadows Capital, LLC, Joseph Bernstein, Steven Leber and Bernstein-Leber Group, LLC.

“Investment Banking Agreement” means that certain Exclusive Investment Banking Agreement, between Contributor and John Thomas Financial, Inc.

“Knowledge” of Contributor or any similar phrase, for example, “know” and “known”, means with respect to any fact or matter, the actual knowledge of Joseph Bernstein, Steven Leber or Jeffrey Mahl, together with such knowledge that any of them could be expected to discover after reasonable investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Letter of Intent” means that certain Letter of Intent, dated as of December 30, 2011, by and between Contributor and Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Lock-Up Agreements” mean the JTF Lock-Up Agreement and the GP Lock-Up Agreement.

“Material Adverse Effect” means, with respect to a Party, a material and adverse effect, change or development (i) upon the business, operations, assets, liabilities, financial condition, value, operating results, cash flow, net worth or employee, customer or supplier relations of such Party or, (ii) adversely affecting the ability of such Party to execute or deliver this Agreement or any of the Ancillary Agreements, to perform any of their respective obligations under this Agreement or any of the Ancillary Agreements or to consummate any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or the ability of the other Party to receive the full benefit of the transactions contemplated by this Agreement or any of the Ancillary Agreements, in each case, not including any effect, change or development to the extent relating to or arising from (a) any change or conditions affecting the U.S. economy or the industry in which Contributor operates in general, provided that the Business is not affected in a materially disproportionate manner, (b) changes in GAAP generally applicable to companies engaged in a business which is the same or similar to the Business, (c) changes in Laws applicable to companies engaged in the same or similar business as the Business, (d) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (e) any change resulting from the compliance by Contributor with the terms of, or the taking of any action by any Party hereto required by this Agreement.

5

“NWT Liens” means the Liens filed by Company pursuant to the Security Agreement and the Trademark Security Agreement.

“NWT Permitted Liens” means Liens for current real or personal property Taxes not yet due and payable and with respect to which Company maintains adequate reserves.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Ordinary Course” or “Ordinary Course of the Business” means the ordinary course of business consistent with the past practices and customs.

“Out of the Money Warrants” means warrants issued and outstanding as of December 27, 2011 for the purchase of shares of the Common Stock with a weighted average exercise price of $1.22 per share, of which certain warrants expire in August 2012, and the remaining warrants expire in March 2013.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Private Placement” means the capital raise by Company in an amount equal to $3 million into Equity Securities of Company as contemplated by that certain Private Placement Memorandum dated February 2012.

“Security Agreement” means that certain Security Agreement, dated as of December 21, 2011, by and between Contributor and Company.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $.01 per share, of Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $.01 per share, of Company

“Shortfall Amount” means, at any time, the amount equal to the Target Adjusted Net Asset Amount minus the Adjusted Net Asset Amount; provided that the Shortfall Amount shall be zero if the Adjusted Net Asset Amount is equal to or greater than the Target Adjusted Net Asset Amount. For the avoidance of doubt, if the Adjusted Net Asset Amount is a negative number, then the Shortfall Amount shall equal the absolute value of the Adjusted Net Asset Amount plus the Target Adjusted Net Asset Amount.

“Shortfall Certificate” means, at any time, a certificate executed by the most senior financial officer of Company at such time containing a calculation of the Shortfall Amount at such time, together with all work papers supporting the corresponding calculation of the Adjusted Net Asset Amount at such time.

6

“Subsidiary” or “Subsidiaries” means, with respect to any Party, any Person, of which (i) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party and/or by any one or more of its Subsidiaries.

“Target Adjusted Net Asset Amount” means one million five hundred thousand dollars ($1,500,000).

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of December 21, 2011, by and between Contributor and Company.

“Transferred Intellectual Property” shall mean all Intellectual Property related to the Business.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“$” means United States dollars.

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

14f-1 Notice	3.3(f)
Acquired Shares	2.5(a)
Action	4.16
Agreement	Preamble
Applicable Survival Period	9.1(c)
Assigned Contracts	2.1(d)
Assumption Agreement	3.2(b)
Assumed Liabilities	2.3

7

Bernstein Employment Agreement	3.2(g)
Business	Recitals
Closing	3.1
Closing Date	3.1
Closing Date Shortfall Certificate	2.7(b)
Company	Preamble
Company Closing Certificate	7.2(c)
Confidentiality Agreement	6.2
Consideration	2.5(a)
Contributed Assets	2.1
Contribution	Recitals
Contributor	Preamble
Contributor Closing Certificate	7.1(c)
Copyrights	4.12(a)
Deductible Amount	9.7
Disposition	5.9
Electronic Delivery	10.7
Exchange Act	5.8(a)
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4
FINRA	5.4(b)
GP Audited Financial Statements	4.4(a)(i)
GP Benefit Plans	4.17(a)
GP Disclosure Schedule	Article IV
GP Financial Statements	4.4(a)(ii)
GP Interim Balance Sheet	4.4(b)
GP Interim Balance Sheet Date	4.4(b)
GP Interim Financial Statements	4.4(a)(ii)
GP Leased Real Property	4.11(a)
GP Lock-Up Agreement	3.2(i)
GP Owned Intellectual Property	4.12(b)
GP Policies	4.19(a)
GP Registered Items	4.12(d)
GP Warrant	3.3(s)
In-Bound Licenses	4.12(c)
Indemnitee	9.4(a)
Indemnitor	9.4(a)
Intellectual Property	4.12(a)
Intellectual Property Rights	4.12(a)
JTF Lock-Up Agreement	3.2(j)
Leber Employment Agreement	3.2(h)
Liabilities	4.5
Losses	9.2
Mahl Employment Agreement	3.2(f)
Marks	4.12(a)

8

GP Material Contracts	4.14(b)
Names	6.8
NWT Audited Financial Statements	5.10(a)(i)
NWT Disclosure Schedule	Article V
NWT Financial Statements	5.10(a)(ii)
NWT Group	Article V
NWT Intellectual Property	5.20(a)
NWT Interim Financial Statements	5.10(a)(ii)
NWT Material Contracts	5.21(b)
NWT Personal Property	5.17
NWT Policy	5.25(a)
NWT Stock Plan	5.23(a)
Notice of Claim	9.4(a)
Parties	Preamble
Party	Preamble
Patents	4.12(a)
Pension Plan	4.17(b)
Personal Information	4.12(i)
Personal Property	4.9(a)
Privacy Policy	4.12(i)
Processing	4.12(i)
Prohibited Transaction	6.5(a)
Proprietary Information	4.12(a)
Real Property	4.13(a)
Registration Rights Agreement	3.2(d)
Representatives	6.2
Restricted Actions	5.26
Restricted Contract	2.6(a)
SEC	4.23
SEC Reports	5.8(a)
Securities Act	4.23
Software	4.12(a)
Super 8-K	6.14
Third Party Claim	9.4(a)
Third Party Defense	9.4(b)
Transferred Employees	6.9(a)

ARTICLE II

CONTRIBUTION

2.1 Contribution of the Contributed Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey and deliver, as a contribution to Company, and Company shall acquire and accept from Contributor, free and clear of Liens except for GP Permitted Liens, the entire right, title and interest of Contributor, to and under all of the assets, properties, contracts and rights of every kind and description, real, personal and mixed, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, wherever situated, of Contributor other than the Excluded Assets (the “Contributed Assets”). The Contributed Assets include, without limitation, the following assets, properties and rights:

(a) all cash, cash equivalents and bank accounts of Contributor;

9

(b) all Equipment including the Equipment set forth on Schedule 2.1(b);

(c) all Transferred Intellectual Property, including the Names;

(d) all Contracts that are set forth on Schedule 2.1(d) (the “Assigned Contracts”);

(e) all Accounts Receivable, including the Accounts Receivable set forth on Schedule 2.1(e);

(f) all Books and Records, except as contemplated by Section 2.2(b);

(g) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or Equipment, or components thereof, arising from or relating to the other Contributed Assets or the Assumed Liabilities;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the other Contributed Assets or the Assumed Liabilities;

(i) all prepaid expenses;

(j) all security deposits, earnest deposits and all other forms of deposit or security placed with or by Contributor for the performance of an Assigned Contract;

(k) one hundred percent (100%) of the equity securities and ownership interest in the Subsidiaries of Contributor listed on Section 4.1(b) of the GP Disclosure Schedule;

(l) all goodwill of the Business;

(m) the GP Benefit Plans (other than Contributor’s Stock Option Plan) and

(n) all other assets of Contributor relating to the Business.

2.2 Excluded Assets. The Contributed Assets do not include, and Contributor is not contributing, assigning, transferring, conveying or delivering, and Company is not acquiring or accepting from Contributor, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):

(a) all Contracts that are not Assigned Contracts (the “Excluded Contracts”);

10

(b) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Contributor;

(c) the shares of Capital Stock of Contributor; and

(d) the rights which accrue or will accrue to Contributor under this Agreement and the Ancillary Agreements.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and except for the Excluded Liabilities, Company shall assume effective as of the Closing, and from and after the Closing Company shall pay, discharge or perform when due, as appropriate, the following Liabilities of Contributor related to the Business (the “Assumed Liabilities”):

(a) the accounts payable of the Business that arose in the Ordinary Course of Business, including, without limitation, the accounts payable set forth on Schedule 2.3(a) and any other accounts payable that arise in the Ordinary Course of the Business between the date of this Agreement and the Closing Date;

(b) all Liabilities in respect of the Assigned Contracts, whether incurred prior to, on or after the Closing;

(c) the Indebtedness set forth in the GP Financial Statements (other than to the Insiders);

(d) the Indebtedness to the Insiders set forth on Schedule 2.3(d) and any other Indebtedness agreed to by Company in writing prior to the Closing Date;

(e) all Liabilities for each of the Transferred Employees that arise in the Ordinary Course of the Business between the date of this Agreement and the Closing Date (the “Employee Liabilities”);

(f) all Liabilities pursuant to the Investment Banking Agreement, including all compensation due and owing to John Thomas Financial, Inc. by Contributor as of the Closing;

(g) the fees and expenses due and owing to Sills Cummis & Gross, P.C. as of the Closing Date in connection with the transactions contemplated by this Agreement;

(h) the claims, disputes and litigation matters set forth Schedule 2.3(h);

(i) all Liabilities in respect of the GP Benefit Plans included in the Contributed Assets; and

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(j) all other Liabilities of the Business that arise in the Ordinary Course.

2.4 Excluded Liabilities. Other than the Assumed Liabilities, neither Company nor any of its Affiliates shall assume the Liabilities of Contributor (such unassumed Liabilities, the “Excluded Liabilities”), including those specifically set forth in this Section 2.4. Without limiting the generality of the foregoing, in no event shall Company or any of its Affiliates assume or incur any Liability in respect of, and Contributor shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Contributor:

(a) all Liabilities in respect of the Excluded Contracts and other Excluded Assets;

(b) all Liabilities owing to any holder of Capital Stock of Contributor solely as a result of their equity ownership in Contributor; and

(c) the Liabilities set forth on Schedule 2.4(c).

2.5 Contribution.

(a) Consideration. In consideration of Contributor’s contribution of the Contributed Assets as provided in this Agreement, at the Closing, Company shall issue to Contributor in exchange therefore (i) one (1) share of Series A Preferred Stock (the “Acquired Shares”) which shall represent approximately sixty-five percent (65%) of the outstanding shares of Company Common Stock as of the Closing Date on a fully diluted and on an as-if converted basis other than the Excluded Shares, and (ii) the GP Warrant (the “Consideration”). Attached as Schedule 2.5 is the intended capitalization of Company as of the Closing, after giving effect to the closing of the Private Placement.

(b) Allocation of Exchange Consideration. For purposes of allocation of the Consideration among the Contributed Assets, each of the Contributed Assets shall have a fair market value equal to their respective fair market values immediately prior to the Closing, with any excess fair market value to then be allocated to goodwill, as shall be determined by Contributor’s auditors. The Parties each hereby covenant and agree that they will not take a position that is in any way inconsistent with this Section 2.5(b), including before any governmental agency, in any judicial proceeding, or in any other forum or proceeding.

(c) Contribution of Assets. Contributor and Company hereby agree that the contribution in exchange for the Acquired Shares and the GP Warrant, together with the simultaneous transfer of money to Company by investors in exchange for Equity Securities pursuant to the Private Placement, are intended to be a single integrated transaction that is described in Section 351 of the Code (a “Section 351 Transaction”) and further agree, to the extent permitted by Law, to treat the Contribution as part of a Section 351 Transaction for purposes of filing all federal, state, local and other Tax Returns and agree, to the extent permitted by Law, not to take any position inconsistent with such treatment in any proceeding before any Taxing Authority.

2.6 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, assign, transfer, convey or deliver any Contributed Asset or any benefit arising under or resulting from such Contributed Asset if the contribution, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Contributed Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Company under such Contributed Asset. If the contribution, assignment, transfer, conveyance or delivery by Contributor to, or any assumption by Company of, any interest in, or Liability under, any Contributed Asset requires the consent of a third party, then such contribution, assignment, transfer, conveyance, delivery or assumption shall be subject to such consent being obtained. Without limiting Section 2.6(b), to the extent any Assigned Contract may not be assigned to Company by reason of the absence of any such consent (“Restricted Contract”), Company shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

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(b) To the extent that any consent in respect of a Restricted Contract or any other Contributed Asset shall not have been obtained on or before the Closing Date, Company may elect to proceed with the Closing, in which case, Contributor shall continue to use reasonable best efforts to obtain any such consent after the Closing Date until such time as it shall have been obtained. Contributor shall cooperate with Company in any economically feasible arrangement proposed by Company to provide that Company shall receive the interest of Contributor or such member of Contributor in the benefits under such Restricted Contract or other Contributed Asset. Contributor shall pay and discharge, and shall indemnify and hold harmless, Company and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such consent whether before or after the Closing Date. As soon as a consent for the contribution, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Contributed Asset is obtained, Contributor shall promptly assign, transfer, convey and deliver such Restricted Contract or Contributed Asset to Company, and Company shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Company pursuant to a special-purpose Assumption Agreement substantially similar in terms to those of the Assumption Agreement.

(c) Nothing contained in this Section 2.6 or elsewhere in this Agreement shall be deemed a waiver by Company of its right to have received on the Closing Date an effective assignment of all of the Contributed Assets or of the covenant of Contributor to obtain all consents, nor shall this Section 2.6 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Contributed Assets any Assigned Contracts or other Contributed Asset as to which a consent may be necessary.

2.7 Adjustment to Consideration.

(a) The Consideration shall be increased by the Shortfall Amount, as may be determined from time to time pursuant to this Section 2.7.

(b) On the Closing Date, Company shall deliver to Contributor a Shortfall Certificate with calculations estimating the Shortfall Amount as at the Closing Date (the “Closing Date Shortfall Certificate”). In the event that the Shortfall Amount as reflected in the Closing Date Shortfall Certificate is greater than zero, then, at the Closing, based on the Closing Date Shortfall Certificate, the number of shares available for exercise under the GP Warrant shall be increased by the amount derived by application of the following formula: “A/B” where:

A = Shortfall Amount

B = $0.23261

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(c) Prior to the Closing, Contributor shall be given an opportunity to review the Closing Date Shortfall Certificate, including, without limitation, all of the work papers required to be attached thereto, and, if appropriate, make corrections thereto with the consent of Company. In addition, upon demand by Contributor, Company shall deliver to Contributor a Shortfall Certificate containing a calculation of the Shortfall Amount as at such time and reflecting all of the information available to Company at such time, and shall provide a copy of such Shortfall Certificate and supporting information to the Current Company Officers and Directors for review. If Contributor or any of two (2) of the Current Company Officers and Directors wishes to dispute the Shortfall Certificate, any one or more such persons shall, within ten (10) business days after its receipt of such Shortfall Certificate, deliver to Company, Contributor and the Current Company Officers and Directors a written notice of dispute setting forth in reasonable detail the reasons for such dispute. If Company, Contributor and such Current Company Officers and Directors are unable to resolve all of their disagreements with respect to such Shortfall Certificate within thirty (30) days following receipt of the written notice of dispute, they shall refer any remaining disagreements to an independent accounting firm which, acting as experts and not as arbitrators, shall resolve the remaining differences so submitted. The independent accounting firm’s determination shall be final, conclusive and binding on the parties. Company shall make readily available to the independent accounting firm all relevant books and records and any work papers and all other items reasonably requested.

(d) If at any time after the Closing, the Shortfall Amount changes based on a calculation of same reflected in a Shortfall Certificate delivered after the Closing, after final resolution based on the procedure set forth above, then the number of shares available for exercise under the GP Warrant shall be correspondingly adjusted.

(e) There shall be no new adjustments pursuant to this Section after the third year anniversary of the Closing, provided that any proposed adjustments that are in dispute as of the third year anniversary shall be permitted to be resolved and the number of shares under the GP Warrant adjusted following such date upon the resolution of any such disputes.

ARTICLE III

CLOSING

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sills Cummis & Gross, P.C., One Riverfront Plaza, Newark, New Jersey 07102, at 10:00 a.m. on a date to be specified by the Parties which shall be no later than February 29, 2012, unless another time, date and/or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

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3.2 Deliveries by Contributor at the Closing. At the Closing, Contributor shall deliver to Company the following:

(a) a bill of sale and general assignment in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Contributor;

(b) an assumption agreement in the form of Exhibit B hereto (the “Assumption Agreement”) duly executed by Contributor;

(c) the Registration Rights Agreement of Company in form of Exhibit C hereto (the “Registration Rights Agreement”) duly executed by Contributor;

(d) Trademark Assignment in the form of Exhibit D hereto duly executed by Contributor;

(e) the employment agreement between Jeffrey Mahl and Company in the form of Exhibit E hereto (the “Mahl Employment Agreement”) duly executed by Jeffrey Mahl;

(f) the employment agreement between Joseph Bernstein and Company in the form of Exhibit F hereto (the “Bernstein Employment Agreement”) duly executed by Joseph Bernstein;

(g) the employment agreement between Steven Leber and Company in the form of Exhibit G hereto (the “Leber Employment Agreement”) duly executed by Steven Leber;

(h) the lock-up agreement between Contributor and Company in the form of Exhibit H hereto (the “GP Lock-Up Agreement”) duly executed by Contributor;

(i) the lock-up agreement between John Thomas Financial, Inc. and Company in the form of Exhibit I hereto (the “JTF Lock-Up Agreement”) duly executed by John Thomas Financial, Inc.;

(j) such other good and sufficient instruments of transfer as Company reasonably deems necessary and appropriate to vest in Company all right, title and interest in, to and under the Contributed Assets;

(k) form of amendment to the Articles of Organization changing the name of Contributor as contemplated in this Agreement in the form of Exhibit J; and

(l) Contributor Closing Certificate.

3.3 Deliveries by Company at the Closing. At the Closing, Company shall deliver to Contributor the following:

(a) the Assumption Agreement duly executed by Company;

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(b) the Registration Rights Agreement;

(c) evidence of filing of the Certificate of Designation with the Secretary of State of the State of Delaware for the Series A Preferred Stock, in the form of Exhibit K;

(d) evidence of filing of the Certificate of Designation with the Secretary of State of the State of Delaware for the Series B Preferred Stock, in the form of Exhibit L;

(e) evidence of filing and mailing of the notice that is required to be sent to the stockholders of Company pursuant to Rule 14f-1 of the Exchange (the “14f-1 Notice”);

(f) the Mahl Employment Agreement duly executed by Company;

(g) the Bernstein Employment Agreement duly executed by Company;

(h) the Leber Employment Agreement duly executed by Company;

(i) the GP Lock-Up Agreement duly executed by Company;

(j) the JTF Lock-Up Agreement duly executed by Company;

(k) written consent by the Board of Directors of Company appointing the new officers and directors of Company effective as of the Closing Date in the form of Exhibit M;

(l) resignations of all officers and directors of Company;

(m) a duly executed release by the Current Company Officers and Directors in favor of Company substantially in the form of Exhibit N;

(n) a stock certificate evidencing the Acquired Shares;

(o) execution and issuance of a Common Stock Warrant to Contributor, in the form of Exhibit O (the “GP Warrant”);

(p) UCC-3 termination statements and other documentation effecting the release of NWT Liens on the Contributed Assets;

(q) evidence that Company has at least the Target Adjusted Net Asset Amount in cash on hand as of the Closing; and

(r) Company Closing Certificate.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor represents and warrants to Company as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct, except as set forth in the Disclosure Schedule dated and delivered as of the date hereof by Contributor to Company (the “GP Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the GP Disclosure Schedule. The GP Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV. The disclosures in any section of the GP Disclosure Schedule shall qualify other sections of the GP Disclosure Schedule to the extent that the relevance of such disclosures to such other sections is reasonably apparent (notwithstanding the absence of a specific cross reference) from the disclosure made.

4.1 Organization and Good Standing.

(a) Contributor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a Material Adverse Effect on Contributor.

(b) Except as listed on Section 4.1(b) of the GP Disclosure Schedule, Contributor has no direct or indirect Subsidiaries and Contributor does not own or have any ownership interest in any other Person. No Person other than Contributor has any ownership or economic interest, voting rights or other interest in any of the Subsidiaries listed on Section 4.1(b) of the GP Disclosure Schedule. Section 4.1(b) of the GP Disclosure Schedule also sets forth a correct and complete list of all assets and all Liabilities of each such Subsidiary. Each such Subsidiary has good and marketable title in and to all of such assets set forth in Section 4.1(b) of the GP Disclosure Schedule, in each case, free and clear of all Liens except for GP Permitted Liens.

4.2 Capacity, Authority and Enforceability.

(a) Contributor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Contributor. Contributor has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Contributor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

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(b) Contributor has the requisite power and authority to enter into each Ancillary Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Contributor of each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Contributor. Prior to the Closing, Contributor will have duly executed and delivered each Ancillary Agreement to which it is, or specified to be, a party. The Ancillary Agreements will constitute the valid and binding obligation of Contributor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(c) Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Company will have acquired good and marketable title in and to each of the Contributed Assets and valid leasehold interests in the leased real property and personal property, in each case free and clear of all Liens except for GP Permitted Liens.

4.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Contributor does not, and the execution and delivery of each Ancillary Agreement to which Contributor is a party, the performance by Contributor of its obligations hereunder and thereunder and the consummation by Contributor of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, except as set forth in Section 4.3(a) of the GP Disclosure Schedule, (i) violate the provisions of any of the Charter Documents of Contributor, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Contributor is a party, or (B) by which Contributor or any of its assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Contributor, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Contributor.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to Contributor in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

4.4 Financial Statements.

(a) Section 4.4(a) of the GP Disclosure Schedule contains true and complete copies of the following financial statements of the Business:

(i) the audited consolidated balance sheet of Contributor as of December 31, 2009 and 2010, and the related statements of operations, changes in member’s equity and cash flows for the fiscal years then ended (the “GP Audited Financial Statements”); and

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(ii) the unaudited consolidated balance sheet of Contributor as of September 30, 2011, and the related statements of operations, changes in member’s equity and cash flows for the nine-month period then ended (the “GP Interim Financial Statements” and together with the GP Audited Financial Statements, the “GP Financial Statements”).

(b) The GP Financial Statements are true, complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the GP Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the GP Audited Financial Statements). The GP Financial Statements are based on the books and records of Contributor, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Contributor has no off balance sheet arrangements. The balance sheet of the Business as of September 30, 2010, is referred to herein as the “GP Interim Balance Sheet” and the date thereof as the “GP Interim Balance Sheet Date.” Contributor maintains with respect to the Business a standard system of accounting established and administered in accordance with GAAP.

4.5 No Undisclosed Liabilities. The Business has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the GP Interim Balance Sheet as of the GP Interim Balance Sheet Date, or (b) those which have been incurred in the Ordinary Course of the Business and consistent with past practice since the GP Interim Balance Sheet Date.

4.6 Accounts Receivable. The Accounts Receivable of the Business as set forth on Section 4.6 of the GP Disclosure Schedule or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of the Business consistent with past practice and, to Contributor’s Knowledge, are not subject to any defenses, counterclaims or offsets.

4.7 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Contributor or the Business have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. All Taxes owed by Contributor (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Contributor has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes, being current Taxes not yet due and payable, which are listed in full on Section 4.7 of the GP Disclosure Schedule.

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(b) There is no action or audit now proposed, threatened or pending against, or with respect to, Contributor in respect of any Taxes. Contributor is not the beneficiary of any extension of time within which to file any Tax Return, nor has Contributor made (or had made on its behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where Contributor does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens (other than Permitted Liens) on any of the Contributed Assets with respect to Taxes.

(c) There is no dispute or claim concerning any Liability for Taxes with respect to Contributor for which written notice has been provided, or which is asserted or threatened in writing.

(d) Contributor is not a “foreign person” within the meaning of Section 1445 of the Code.

(e) Contributor is not a party to any Tax allocation or sharing agreement. Contributor is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

4.8 Compliance with Law.

(a) Contributor has conducted, and is conducting, the Business in compliance in all material respects with all applicable Laws.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Contributor to conduct the Business in compliance with, any applicable Law, except for any such violations, conflicts or failures to comply that would not in the aggregate have a Material Adverse Effect on the Business. Contributor has not received written notice regarding any violation of, conflict with, or failure to conduct the Business in material compliance with, any applicable Law.

4.9 Title to Personal Properties.

(a) Contributor is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the personal property and assets (“Personal Property”) that are Contributed Assets. All the Personal Property is free and clear of all Liens, other than GP Permitted Liens, and (i) is in good working order and condition, ordinary wear and tear excepted, and (ii) its use complies in all material respects with all applicable Laws.

(b) All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither Contributor nor, to Contributor’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.

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4.10 Condition of Tangible Assets. All Contributed Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the Ordinary Course of the Business. To the Knowledge of Contributor, there are no facts or conditions affecting such assets which could reasonably be expected to materially interfere with the use, occupancy or operation of such assets by Company following Closing with respect to the Business.

4.11 Real Property.

(a) Contributor does not own any real property and interests in real property.

(b) Section 4.11(b) of the GP Disclosure Schedule contains a list of all real property and interests in real property leased by Contributor (the “GP Leased Real Property”). With respect to the GP Leased Real Property, Contributor has delivered to Company a true and complete copy of every lease and sublease pursuant to which Contributor is a party or by which it is bound. Contributor has peaceful, undisturbed and exclusive possession of the GP Leased Real Property. To Contributor’s Knowledge, the GP Leased Real Property and all present uses and operations of the GP Leased Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the GP Leased Real Property.

4.12 Intellectual Property; Privacy.

(a) As used in this Agreement, “Intellectual Property” means all intellectual property and proprietary rights, including: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, supplier lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia, Internet domain names, logos and corporate names and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, websites, specifications, mask works, drawings, graphics, databases, recordings, all programming, text, content and data associated with the grandparent.com website (including but not limited to, web pages, support files and related information and data associated with the grandparent.com website, any and all text, graphics, HTML, java, javascript, Perl, SQL or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data, all content that has appeared in any past or present editions of the website, whether archived on the website or otherwise and the operation, concepts, look and feel of the grandparent.com website), and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); (v) rights in electronic mail addresses and in telephone, facsimile or similar numbers; (vi) rights of publicity and privacy, including rights to use the name, likeness and voice of real persons; and (vii) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (vi) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

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(b) Section 4.12(b) of the GP Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all material Intellectual Property that is owned by Contributor (whether exclusively, jointly with another Person or otherwise) (“GP Owned Intellectual Property”). Except as described in Section 4.12(b) of the GP Disclosure Schedule, Contributor owns the entire right, title and interest to all GP Owned Intellectual Property free and clear of all Liens other than GP Permitted Liens.

(c) Section 4.12(c) of the GP Disclosure Schedule lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes Contributor to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by a third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into products of Contributor and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive. Each such In-Bound License is in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and neither Contributor nor, to Contributor’s Knowledge, any other party thereto, is in breach of any of the material terms of any such In-Bound License.

(d) Section 4.12(d) of the GP Disclosure Schedule lists any other Transferred Intellectual Property that is not otherwise listed on Section 4.12(b) or Section 4.12(c) of the GP Disclosure Schedule. Except as listed on Section 4.12(c) of the GP Disclosure Schedule with respect to the In-Bound Licenses, to Contributor’s Knowledge, no Person has any claim, right (whether or not currently exercisable) or interest, whether direct or indirect, to or in any of the Transferred Intellectual Property.

(e) All registration, maintenance and renewal fees related to the GP Owned Intellectual Property and any other certifications, filings or registrations that are owned by Contributor (“GP Registered Items”) that are currently due have been paid and all documents and certificates related to such GP Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such GP Registered Items.

(f) Contributor has no Knowledge of any challenges (or any basis therefor) with respect to the validity or enforceability of any Transferred Intellectual Property. Without limiting the generality of the foregoing and to the Knowledge of Contributor, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Contributor conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person.

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(g) To Contributor’s Knowledge, none of the products or services currently or formerly developed or provided by Contributor has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Contributor has not received any written communication alleging that Contributor has violated or, by conducting the Business as currently conducted or as proposed to be conducted, would violate, any Intellectual Property Rights of a third party nor, to Contributor’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Contributor’s Knowledge, threatened in writing, relating to any Intellectual Property formerly or currently used by Contributor and none of GP Owned Intellectual Property is subject to any outstanding Order. To Contributor’s Knowledge, no Person has infringed or is infringing any Transferred Intellectual Property or has otherwise misappropriated or is otherwise misappropriating any Transferred Intellectual Property.

(h) To Contributor’s Knowledge, no employee, consultant or contractor of Contributor has been, is or will be, by performing services for the Business, in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment in the Business or any services rendered by such employee, consultant or contractor.

(i) All personally identifiable information or data collected by Contributor from consumers, or acquired by Contributor about consumers (collectively, “Personal Information”), has been collected, has been and is being used and has been and is being held in compliance with all applicable Laws. Contributor has at all times posted a privacy policy on Contributor’s website (“Privacy Policy”) accurately describing Contributor’s collection, use, storage and disclosure (collectively, “Processing”) of Personal Information.  Contributor has complied with all of its obligations under the Privacy Policy. Contributor has given all necessary notices, made all disclosures, and obtained all necessary consents related to the Processing of Personal Information required by applicable Laws. Contributor has not knowingly collected any Personal Information on Company Website from children under the age of 13 without verifiable parental consent. Contributor has used commercially reasonable technical measures designed to prevent loss, alteration, corruption, misuse and unauthorized access to Personal Information in its control. Contributor has used commercially reasonable means to prevent unauthorized access to Personal Information in any form.  All third party access to Personal Information provided by Contributor has been subject to written confidentiality requirements. There has been no unauthorized access to or disclosure of Personal Information. Contributor has not received in writing any claims, notices or complaints regarding its Processing of Personal Information, nor is Contributor aware of any reasonable basis therefor.

4.13 Absence of Certain Changes or Events. Except as set forth on Section 4.13 of the GP Disclosure Schedule, since the GP Interim Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect on the Business;

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(b) Contributor has not amended or changed, or proposed to amend or change, its Charter Documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(c) Contributor has not declared, set aside or paid any dividend or other distribution (whether in cash or property) with respect to any Equity Security or Debt Security;

(d) Contributor has not increased or modified the compensation or benefits payable or to become payable by Contributor to any current or former directors, employees, consultants or contractors of the Business or entered into any new employment, severance or termination agreement;

(e) Contributor has not sold, leased, transferred or assigned any property or assets, except in the Ordinary Course of the Business consistent with past practice;

(f) Contributor has not incurred, assumed or guaranteed any Indebtedness;

(g) Contributor has not mortgaged, pledged or subjected to Liens any assets, properties or rights, except for Liens arising under lease financing arrangements existing as of the GP Interim Balance Sheet Date and GP Permitted Liens;

(h) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;

(i) there has not been any violation of, or conflict with, any applicable Law;

(j) there has not been any damage, destruction or loss with respect to the Contributed Assets, whether or not covered by insurance; and

(k) no member of Contributor has agreed, whether in writing or otherwise, to do any of the foregoing.

4.14 Contracts.

(a) Other than as set forth on Schedule 2.1(d), Section 4.14(a) of the GP Disclosure Schedule contains a list of each of the following Contracts or other arrangements by which any of the Contributed Assets is bound:

(i) any Contract or series of related Contracts for the purchase of services, Equipment or other assets that involves (A) annual payments by Contributor of $20,000 or more, or (B) aggregate payments by Contributor of $50,000 or more;

(ii) any Contract or series of related Contracts for the sale by Contributor of (A) materials, supplies, goods, services, Equipment or other assets, that involves a specified annual minimum dollar sales amount of $20,000 or more, or (B) pursuant to which Contributor received payments of more than $50,000 in the calendar year 2011;

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(iii) any Contract or series of related Contracts that (A) continues over a period of more than one year from the date hereof or (B) involves payments to or by Contributor exceeding $20,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(iv) any partnership, joint venture or similar Contract;

(v) any distribution, dealer, representative or sales agency Contract;

(vi) any lease or sublease with respect to any GP Leased Real Property;

(vii) any Contract for the lease of personal property which provides for payments to or by Contributor in any one case of $20,000 or more annually or $50,000 or more over the term of the Contract;

(viii) any Contract which provides for the indemnification by a member of Contributor of any Person, the undertaking by Contributor to be responsible for consequential damages, or the assumption by Contributor of any Tax, environmental or other Liability; any Contract with any Governmental Entity;

(ix) any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(x) any Contract which restrains the ability of Contributor to engage or compete in any manner or in any business;

(xi) any In-Bound License;

(xii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xiii) any Contract that is otherwise material to Contributor and not previously disclosed pursuant to this Section 4.14.

(b) Each Contract required to be listed in Section 4.14(a) of the GP Disclosure Schedule (collectively, the “GP Material Contracts”) is valid and enforceable in all material respects in accordance with its terms. Contributor is, and to Contributor’s Knowledge, all other parties thereto have complied with and are, in compliance in all material respects with, the provisions of each GP Material Contract and all Assigned Contracts. Contributor has delivered accurate and complete copies of each GP Material Contract and all Assigned Contracts to Company.

4.15 Sufficiency of Contributed Assets. The Contributed Assets constitute all of the assets, properties and rights necessary for the conduct and operation of the Business by Company following the Closing in the same manner as conducted and operated by Contributor immediately prior to the Closing Date. No Person other than Contributor owns or has any rights or interest in or to any assets that are necessary for the conduct and operation of the Business or any of the Contributed Assets.

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4.16 Litigation. Except as described on Section 4.16 of the GP Disclosure Schedule, there are no on-going civil, criminal or administrative actions, suits or proceedings, claims, arbitrations, litigation or investigations (each, an “Action”), in each case, related to the Business, (i) pending or, to Contributor’s Knowledge, threatened against or affecting Contributor or the Business, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action against any current or, to Contributor’s Knowledge, former member, officer, director or employee of the Business with respect to which Contributor has or is reasonably likely to have any Liability or indemnification obligation.

4.17 Employee Benefits.

(a) Section 4.17(a) of the GP Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans maintained or contributed to by Contributor for the benefit of any present or former directors, employees, contractors or consultants of the Business or with respect to which Contributor or the Business has any present or future Liability (collectively, “GP Benefit Plans”). A current, accurate and complete copy of each GP Benefit Plan has been provided to Company. Contributor has no intent or commitment to create any additional GP Benefit Plan or amend any GP Benefit Plan.

(b) Each GP Benefit Plan has been and is currently administered in compliance in all material respects with all reporting, disclosure and other requirements of ERISA and the Code applicable to such GP Benefit Plan. Each GP Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No GP Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c) None of Contributor, any member of Contributor or any ERISA Affiliate has been or is currently party to any “multi employer plan,” as that term is defined in Section 3(37) of ERISA.

(d) With respect to each GP Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of the Business) pending or, to Contributor’s Knowledge, threatened against any GP Benefit Plan, Contributor, any member of Contributor, any ERISA Affiliate or any trustee or agent of any GP Benefit Plan.

4.18 Labor and Employment Matters.

(a) Section 4.18(a) of the GP Disclosure Schedule sets forth (i) a list of all Business Employees (including title and position), contractors and consultants of the Business as of the date hereof, and (ii) the base compensation and benefits of each such Business Employee, contractor and consultant. Except as set forth on Section 4.18(a) of the GP Disclosure Schedule, the employment of all Business Employees, contractors and consultants may be terminated at any time with or without cause and without any severance or other Liability to Contributor.

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(b) Contributor is not a party or subject to any labor union or collective bargaining agreement in connection with the Business. Contributor has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to employment, including any Law relating to anti-discrimination and equal employment opportunities in connection with the Business. The consummation of the transactions contemplated by this Agreement will not create Liability for any act by Contributor on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses, and no Transferred Employee will be entitled to any severance payments in connection with their termination of employment with Contributor.

4.19 Insurance.

(a) Section 4.19(a) of the Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy which covers the Business and Contributor with respect to the Business (the “GP Policies”). Since January 1, 2011, no claims are pending or have been made with respect to any insurance policies with respect to the Business or Contributor with respect to the Business. There are no pending claims under any of the GP Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) To Contributor’s Knowledge, all of the GP Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. The GP Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts to which Contributor is a party or by which it is bound in connection with the Business.

(c) All premiums due under the GP Policies have been paid in full or, with respect to premiums not yet due, accrued. Contributor has not received a notice of cancellation of any of the GP Policy or of any material changes that are required as a condition to the continuation of coverage under, or renewal of, any such GP Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any GP Policy or entitle any insurer to terminate or cancel any GP Policy. Contributor has no Knowledge of any threatened termination of any GP Policy.

4.20 Brokers or Finders. Except for John Thomas Financial, Inc., whose fees, commissions and expenses are the sole responsibility of Contributor, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Contributor and its Representatives directly with Company and its Representatives without the intervention of any Person on behalf of Contributor in such manner as to give rise to any valid claim by any Person against Company or Contributor for a finder’s fee, brokerage commission or similar payment.

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4.21 Accounts Payable. All of Contributor’s accounts payable as of the date of this Agreement are set forth on Section 4.21 of the GP Disclosure Schedule and all such accounts payable arose from bona fide transactions in the Ordinary Course of the Business.

4.22 Related Party Transactions. Except as set forth on Section 4.22 of the GP Disclosure Schedule, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act), member or Affiliate of Contributor has or owns any direct or indirect material interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrowed from, or has the right to participate in the management, operations or profits of, any person or entity which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Business, or (b) a party to any transaction material to the Business or the Contributed Assets. All of Contributor’s Affiliates are listed on Section 4.22 of the GP Disclosure Schedule.

4.23 Acquisition Entirely for Own Account. This Agreement is made with Contributor in reliance upon Contributor’s representation to Company, which by Contributor’s execution of this Agreement, Contributor hereby confirms, that the Acquired Shares and the GP Warrant to be acquired by Contributor will be acquired for investment for Contributor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Contributor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Contributor further represents that Contributor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Acquired Shares and/or the GP Warrant. Contributor has not been formed for the specific purpose of acquiring the Acquired Shares and/or the GP Warrant.

4.24 Restricted Acquired Shares. Contributor understands that the Acquired Shares and the GP Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Contributor’s representations as expressed herein. Contributor understands that the Acquired Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Contributor must hold the Acquired Shares and the GP Warrant indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as contemplated by the Registration Rights Agreement, Contributor acknowledges that Company has no obligation to register or qualify the Acquired Shares or the GP Warrant, or the Common Stock into which the Acquired Shares and/or the GP Warrant may be exercise for resale. Contributor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Acquired Shares and/or the GP Warrant, and on requirements relating to Company which are outside of Contributor’s control, and which Company is under no obligation and may not be able to satisfy.

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4.25 Legends. Contributor understands that the Acquired Shares and the GP Warrant and any securities issued in respect of or exchange for the Acquired Shares, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) Any legend set forth in, or required by, the other Ancillary Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Acquired Shares and the GP Warrant represented by the certificate so legended.

4.26 Accredited Investor. Contributor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in that all members and equity owners in Contributor are accredited investors.

4.27 Disclosure. No representation or warranty of Contributor contained in this Agreement and no statement or disclosure made by or on behalf of Contributor pursuant to this Agreement, any Ancillary Agreement, the Private Placement (including the disclosures about Contributor and the Business contained in the Private Placement Memorandum) or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Contributor as of the date hereof and as of the Closing Date that the statements contained in this Article V are true and correct, except as set forth in the Disclosure Schedule dated and delivered as of the date hereof by Company to Contributor (the “NWT Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Schedule. The NWT Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article V. The disclosures in any section of the NWT Disclosure Schedule shall qualify other sections of the NWT Disclosure Schedule to the extent that the relevance of such disclosures to such other sections is reasonably apparent (notwithstanding the absence of a specific cross reference) from the disclosure made. For purposes of this Article V, the term “NWT Group” means Company and its Subsidiaries.

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5.1 Organization and Good Standing.

(a) Each member of NWT Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a Material Adverse Effect on Company. No member of NWT Group is in default under its Charter Documents.

(b) Each member of NWT Group’s direct and indirect Subsidiaries are listed on Section 5.1(b) of the NWT Disclosure Schedule. No Subsidiary of any member of NWT Group owns any interest in any other Person.

5.2 Authority and Enforceability. Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been, and the Ancillary Agreements to which Company is a party will be, duly executed and delivered by Company and, assuming due authorization, execution and delivery by Contributor, constitutes the valid and binding obligations of Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 Authorization of Acquired Shares and the GP Warrant. The issuance and delivery of the Acquired Shares and the GP Warrant to Contributor have been duly authorized by all requisite corporate action by Company.

5.4 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Company do not, and the execution and delivery of the Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Company, (ii) violate any Contract to which Company is a party, (iii) to the knowledge of Company, violate any Law of any Governmental Entity applicable to Company on the date hereof, or (iv) to the knowledge of Company, result in the creation of any Liens upon any of the assets owned or used by Company, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Company to perform its obligations under this Agreement or the Ancillary Agreements.

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(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to materially impair the ability of Company to perform its obligations under this Agreement and the Ancillary Agreements to which Company is a party, (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws and other filings to be made with the Securities and Exchange Commission pursuant to the Securities Act, including the 14f-1 Notice and the Super 8-K, and (iii) any required filings with the Financial Industry Regulatory Authority (“FINRA”).

5.5 Capitalization. The authorized capital of Company consists, immediately prior to the Closing, of:

(a) 30,000,000 shares of Common Stock, 16,796,151 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Company holds no treasury stock.

(b) 5,000,000 shares of Preferred Stock, of which (i) one (1) share has been designated Series A Preferred Stock, which is not issued and outstanding immediately prior to the Closing and (ii) 3,000,000 shares have been designated Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Closing, provided that 3,000,000 shares of Series B Preferred Stock will be issued simultaneously with the Closing in connection with the Private Placement. All of the shares of Series B Preferred Stock to be issued in connection with the Private Placement have been duly authorized, and upon payment of such shares will be fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The rights, privileges and preferences of the Series A Preferred Stock and Series B Preferred Stock are as stated in the Second Amended and Restated Certificate of Incorporation of Company, including the Certificates of Designations (as contemplated by Section 3.3(d) and (e) upon filing by Company), and as provided by the general corporation law of the jurisdiction of Company’s formation.

(c) Section 5.5(c) of NWT Disclosure Schedule sets forth the capitalization of Company immediately prior to the Closing, including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) issued and outstanding stock options; and (iii) warrants or stock purchase rights, if any.

5.6 Valid Issuance of Acquired Shares and the GP Warrant. The Acquired Shares and the GP Warrant, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Ancillary Agreements, applicable state and federal securities laws and Liens created by or imposed by Contributor. Assuming the accuracy of the representations of Contributors in Article IV of this Agreement and subject to the filings described in Section 5.4, the Acquired Shares and the GP Warrant will be issued in compliance with all applicable federal and state securities laws. Contingent upon a future amendment to Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, the Common Stock issuable upon conversion of the Acquired Shares and the GP Warrant will be duly reserved for issuance, and upon issuance in accordance with the terms of the Second Amended and Restated Certificate of Incorporation, as amended and, with respect to the Acquired Shares, the Certificate of Designation for the Series A Preferred Stock, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Ancillary Agreements, applicable federal and state securities laws and Liens created by or imposed by Contributor. Based in part upon the representations of Contributor in Article IV of this Agreement, and subject to Section 5.4, the Common Stock issuable upon conversion of the Acquired Shares and the GP Warrant will be issued in compliance with all applicable federal and state securities laws.

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5.7 Offering of Acquired Shares and Warrants. No form of general solicitation or general advertising was used by Company or any of its agents or representatives in connection with the offer and exchange of the Acquired Shares and/or the GP Warrant.

5.8 SEC Reports; Disclosure.

(a) Company has filed all required forms, reports and documents with the SEC since July 1, 2010, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each as in effect on the date such forms, reports and documents were filed. Company has heretofore made available to Contributor (which are accessible via the SEC’s website), in the form filed with the SEC (including any amendments thereto) (i) its Annual Report on Form 10-K for the years ended June 30, 2011 and 2010, (ii) all definitive proxy statements relating to Company’s meeting of shareholders (whether annual or special) held since July 1, 2010 and (iii) all other reports or registration statements filed by Company with the SEC since July 1, 2010, including Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2011 (the items in clauses (i), (ii) and (iii) collectively, the “SEC Reports”).

(b) Except as set forth in Section 5.8(b) of the NWT Disclosure Schedule, none of the SEC Reports, this Agreement (including the NWT Disclosure Schedule) or any other Ancillary Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made not misleading. There is no fact which, to the knowledge of Company, has not been disclosed to Contributor, which could be expected to have a Material Adverse Effect on the ability of Company to perform its obligations under the Ancillary Agreements.

(c) Except as disclosed in the SEC Reports, since July 1, 2010, there has not been any change, or any application or any request for any change, by Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

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(d) Company is not aware of any correspondence (other than routine communications), action or proposed or threatened action by the SEC or FINRA with regard to Company.

5.9 No Discussions of Dispositions. Since the date of the Letter of Intent and except for Contributor, Company has not entered into discussions of any nature with any potential third party purchaser of Company or broker therefor with respect to a proposed merger, acquisition or sale of all or substantially all of the assets of Company (a “Disposition”).

5.10 Financial Statements.

(a) The SEC Reports contain true and complete copies of the following financial statements of the NWT Group:

(i) the audited consolidated balance sheet of the NWT Group as of June 30, 2011 and 2010 and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended (the “NWT Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the NWT Group as of December 31, 2011, and the related statements of income and cash flows (or the equivalent) for the three and six-month periods then ended (the “NWT Interim Financial Statements” and together with the NWT Audited Financial Statements, the “NWT Financial Statements”).

(b) The NWT Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the NWT Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the NWT Audited Financial Statements). The NWT Financial Statements are based on the books and records of NWT Group, and fairly present the financial condition of Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated.

5.11 No Undisclosed Liabilities. To Company’s Knowledge neither NWT nor any of its Subsidiaries has any Liabilities, except those which are adequately reflected or reserved against in the NWT Interim Financial Statements, and those incurred in the ordinary course of its business, including public company expenses (including legal, accounting and other professional fees, transfer agent fees, and SEC filing expenses), director compensation and administrative expenses, and expenses incurred in connection with the transactions contemplated by this Agreement.

5.12 Operations. Company does not have any on-going operations and operates as a “shell” as contemplated by the Securities Act.

5.13 Accounts Receivable. Company does not have any Accounts Receivable.

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5.14 Taxes.

(a) All Tax Returns required to have been filed by or with respect to each member of NWT Group have been duly and timely filed (or an extension has been timely filed) (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. All Taxes owed by any member of NWT Group (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid) or have been adequately reserved on its books and records. Each member of NWT Group has adequately provided for, in its books of account and related records, Liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b) To the Knowledge of Company, there is no action or audit now proposed, threatened or pending against, or with respect to, any member of NWT Group in respect of any Taxes. No claim has ever been made by an authority in a jurisdiction where any member of NWT Group does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of any member of NWT Group with respect to Taxes.

(c) Each member of NWT Group has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) There is no dispute or claim concerning any Liability for Taxes with respect to any member of NWT Group for which notice has been provided, or which is asserted or threatened, or which is otherwise known to any member of NWT Group. No issues have been raised in any Taxes examination with respect to any member of NWT Group which, by application of similar principles, could be expected to result in Liability for Taxes for any member of NWT Group or period not so examined. Company has delivered to Contributor correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of NWT Group since July 1, 2007. No member of NWT Group has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) No member of NWT Group has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of any member of NWT Group constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. No member of NWT Group is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. No member of NWT Group has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No foreign member of NWT Group has ever held a “United States real property interest” within the meaning of Section 897(c)(1) of the Code. Company is not a “foreign person” within the meaning of Section 1445 of the Code. No member of NWT Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. No member of NWT Group has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

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(f) No member of NWT Group has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. No member of NWT Group has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. No member of NWT Group has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each member of NWT Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No member of NWT Group is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(g) No member of NWT Group is a party to any Tax allocation or sharing agreement. No member of NWT Group has any Liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any relevant group the common parent of which is Company, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. No member of NWT Group is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(h) No member of NWT Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) prepaid amount received on or prior to the Closing, or (iv) election under Section 108(i) of the Code.

5.15 Compliance with Law.

(a) Each member of NWT Group has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of any member of NWT Group to conduct its business in compliance with, any applicable Law, except for any such violations, conflicts or failures to comply that would not in the aggregate have a Material Adverse Effect on Company. No member of NWT Group has received notice regarding any violation of, conflict with, or failure to conduct its business in material compliance with, any applicable Law.

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5.16 Title to Personal Properties. Company or another member of the NWT Group is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the personal property and assets (“NWT Personal Property”) of the NWT Group, which includes all NWT Personal Property reflected on the NWT Interim Financial Statements, and NWT Personal Property acquired since the date of the NWT Interim Financial Statements other than NWT Personal Property disposed of since such date in the Ordinary Course of the Business consistent with past practice. Section 5.17 of the NWT Disclosure Schedule sets forth all of the NWT Personal Property. All the Tangible Personal Property is free and clear of all Liens, other than NWT Permitted Liens (i) is in good working order and condition, ordinary wear and tear excepted, and (ii) its use complies in all material respects with all applicable Laws. All leases under which Personal Property is leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and no member of NWT Group nor, to Company’s Knowledge, any other party thereto, is in breach of any of the terms of any such lease.

5.17 Condition of Tangible Assets. To Company’s knowledge, all tangible property of the NWT Group are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the Ordinary Course of the Business. Section 5.18 of the NWT Disclosure Schedule sets forth all of such tangible property.

5.18 Real Property. No member of the NWT Group owns or leases any real property or interest in real property.

5.19 Intellectual Property.

(a) Company does not own or use any Intellectual Property other than as set forth on Section 5.19(a) of the NWT Disclosure Schedule which sets forth a list of all of the NWT Intellectual Property (“NWT Intellectual Property”). Except as disclosed on Section 5.19(a) of the NWT Disclosure Schedule, the members of NWT Group (i) exclusively own the entire right, interest and title to each item of NWT Intellectual Property that is owned by them, or (ii) otherwise rightfully use or otherwise enjoy such NWT Intellectual Property pursuant to the terms of a valid and enforceable license.

(b) Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any NWT Intellectual Property. No Action has been instituted, or, to Company’s knowledge, threatened, relating to any Intellectual Property formerly or currently used by any member of NWT Group and none of NWT Intellectual Property is subject to any outstanding Order. To NWT’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of any member of NWT Group or has otherwise misappropriated or is otherwise misappropriating any NWT Intellectual Property.

5.20 Absence of Certain Changes or Events. Except (i) as disclosed in the SEC Reports, (ii) in connection with the transactions contemplated by this Agreement, or (iii) as set forth on Schedule 5.20 of the NWT Disclosure Schedule, since September 30, 2011 to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a) there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect;

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(b) no member of NWT Group has amended or changed, or proposed to amend or change, its Charter Documents in a manner that could be expected to delay the consummation of the transactions contemplated by this Agreement;

(c) no member of NWT Group has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or Debt Security;

(d) no member of NWT Group has (i) increased or modified the compensation or benefits payable or to become payable by such member of NWT Group to any current or former directors, employees, consultants or contractors of the Business, (ii) increased or modified any Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of the Business, or (iii) entered into any employment, severance or termination agreement;

(e) no member of NWT Group has sold, leased, transferred or assigned any property or assets;

(f) no member of NWT Group has incurred, assumed or guaranteed any Indebtedness;

(g) no member of NWT Group has mortgaged, pledged or subjected to Liens any assets, properties or rights, except for Permitted Liens;

(h) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business;

(i) to NWT’s Knowledge, there has not been any violation of, or conflict with, any applicable Law;

(j) no member of NWT Group has agreed, or entered into any arrangement, to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article V untrue or incorrect as of the date when made;

(k) there has not been any material damage, destruction or loss with respect to the tangible assets and properties of the Business, whether or not covered by insurance;

(l) no member of NWT Group has made any change in its accounting practices;

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(m) no member of NWT Group has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; and

(n) no member of NWT Group has agreed, whether in writing or otherwise, to do any of the foregoing.

5.21 Contracts.

(a) Except as set forth in Section 5.21(a) of the NWT Disclosure Schedule, no member of NWT Group is party to, or bound by:

(i) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, Equipment or other assets that involves (A) annual payments by the members of NWT Group, or (B) aggregate payments by the members of NWT Group;

(ii) any Contract or series of related Contracts for the sale by the members of NWT Group of (A) materials, supplies, goods, services, Equipment or other assets, or (B) pursuant to which the members of NWT Group received payments;

(iii) any Contract that requires any member of NWT Group to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv) any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by any member of NWT Group, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(v) any partnership, joint venture or similar Contract;

(vi) any distribution, dealer, representative or sales agency Contract;

(vii) any Contract for the lease of personal property;

(viii) any Contract which provides for the indemnification by a member of NWT Group of any Person, the undertaking by any member of NWT Group to be responsible for consequential damages, or the assumption by any member of NWT Group of any Tax, environmental or other Liability;

(ix) any Contract with any Governmental Entity;

(x) any note, debenture, bond, Equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the Ordinary Course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xi) any Contract for a charitable or political contribution in any one case in excess of $1,000 or any such Contracts in the aggregate greater than $1,000;

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(xii) any Contract for any capital expenditure or leasehold improvement;

(xiii) any Contract which restrains the ability of any member of NWT Group to engage or compete in any manner or in any business;

(xiv) any Out-Bound License or In-Bound License;

(xv) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvi) any collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii) that is an employment, consulting, termination or severance Contract; and

(xviii) any Contract that is otherwise material to any member of NWT Group and not previously disclosed pursuant to this Section 5.22.

(b) Each Contract required to be listed in Section 5.21(a) of the NWT Disclosure Schedule (collectively, the “NWT Material Contracts”) is valid and enforceable in all material respects in accordance with its terms. To Company’s knowledge, all other parties thereto have complied with and are in compliance in all material respects with, the provisions of each NWT Material Contract.

(c) Company has delivered accurate and complete copies of each NWT Material Contract to Contributor.

5.22 Litigation.

(a) There is no Action (i) pending or, to the Knowledge of Company, threatened against or affecting any member of NWT Group, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action pending or, to the Knowledge of Company, threatened against any current or, to Company’s knowledge, former director or employee with respect to which any member of NWT Group has or is reasonably likely to have an indemnification obligation.

(b) There is no unsatisfied judgment, penalty or award, against or affecting any member of NWT Group or any of their respective assets, properties or rights.

5.23 Employee Benefits.

(a) No member of the NWT Group maintains or contributes to any Benefit Plan other than the 2005 Stock Incentive Plan (the “NWT Stock Plan”). A current, accurate and complete copy of the NWT Stock Plan is available on the SEC website. No member of NWT Group has any intent or commitment to create any additional NWT Group Benefit Plan or amend any NWT Group Benefit Plan.

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(b) The NWT Stock Plan has been and is currently administered in compliance in all material respects with all reporting, disclosure and other requirements of the Code applicable to the NWT Stock Plan.

(c) No member of NWT Group or any ERISA Affiliate has been or is currently party to any “multi employer plan,” as that term is defined in Section 3(37) of ERISA.

(d) With respect to the NWT Stock Plan, there are no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of the Business) pending or, to Company’s knowledge, threatened against the NWT Stock Plan.

5.24 Labor and Employment Matters.

(a) NWT has no employees, contractors or consultants to its business as of the date hereof.

(b) No member of NWT Group is a party or subject to any labor union or collective bargaining agreement. There are no pending or, to NWT’s Knowledge, threatened, any labor disputes, requests for representation, or any actions or arbitrations that involve any employees (past or present).

5.25 Insurance.

(a) Company maintains a directors’ and officers’ insurance policy, and there are currently no other insurance policies or fidelity bonds which covers any member of NWT Group (the “NWT Policy”). There have been no claims on the NWT Policy since January 1, 2011. There are no pending claims under the NWT Policy as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b) To Company’s knowledge, the NWT Policy is issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. To Company’s knowledge, the NWT Policy provides adequate insurance coverage, and are sufficient for compliance with all Laws and Contracts to which any member of NWT Group is a party or by which it is bound.

(c) All premiums due under the NWT Policy have been paid in full or, with respect to premiums not yet due, accrued. No member of NWT Group has received a notice of cancellation of the NWT Policy or of any material changes that are required as a condition to the continuation of coverage under, or renewal of, the NWT Policy. To NWT’s Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under the NWT Policy or entitle any insurer to terminate or cancel the NWT Policy. No member of NWT Group has any knowledge of any threatened termination of the NWT Policy.

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5.26 Transactions by Affiliates. Since December 1, 2011, none of the Current Company Officers and Directors has (a) sold, offered to sell, contracted or agreed to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock, or established or increased a put equivalent position or liquidated or decreased a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to the Common Stock, or (b) entered into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in case or otherwise (the “Restricted Actions”). The foregoing shall not prohibit any of the Current Company Officers and Directors from exercising any stock options currently held by them.

5.27 Brokers or Finders. Other than John Thomas Financial, Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Company and its Representatives directly with Contributor and its Representatives without the intervention of any Person on behalf of Company in such manner as to give rise to any valid claim by any Person against Company or Contributor for a finder’s fee, brokerage commission or similar payment.

5.28 Disclosure. No representation or warranty of Company contained in this Agreement and no statement or disclosure made by or on behalf of Company to Contributor pursuant to this Agreement or any other agreement contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS OF CONTRIBUTOR AND COMPANY

6.1 Conduct of Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Company, Contributor shall:

(i) conduct its business only in the ordinary course and shall not change its operations in any material respect;

(ii) not alter its Charter Documents or split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding equity interests or declare, set aside or pay any dividend payable in cash, interests or property;

(iii) not acquire or dispose of any assets or acquire or dispose of any other assets;

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(iv) use commercially reasonable efforts to preserve its business organization, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it, and to continue its existing relationships with its lenders, advertisers, users and key employees; and

(v) shall not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Contributor, Company shall:

(i) conduct its business only in the ordinary course and shall not materially change its operations;

(ii) not alter its Charter Documents or split, combine, reclassify, redeem, purchase or otherwise acquire its outstanding equity interests or declare, set aside or pay any dividend payable in cash, interests or property;

(iii) not issue or agree to issue any additional shares of, or rights of any kind to acquire any shares or membership interests;

(iv) not acquire or dispose of any assets or acquire or dispose of any other assets;

(v) not make any filings or registrations with any Governmental Entity except routine filings and registrations made in the ordinary course of its business consistent with past practice;

(vi) not incur any indebtedness or liabilities other than for liabilities specifically relating to (1) in the ordinary course of its business, including public company expenses (including legal, accounting and other professional fees, transfer agent fees, and SEC filing expenses), director compensation and general administrative expense, and (2) expenses in connection with the transactions contemplated by this Agreement; and

(vii) shall not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

6.2 Access to Information; Investigation. Subject to the terms of the Mutual Non-Disclosure Agreement by and between Company and Contributor dated December 14, 2011 (the “Confidentiality Agreement”), each Party shall afford the other Party and its officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of its properties, assets, records, Contracts and other documents, and shall permit such requesting Party to consult with the officers, employees, accountants, counsel and agents of the other Party, for the purpose of making such investigation of such requesting Party, shall desire to make. Each Party shall furnish to the other Party all such documents and copies of documents and records and information with respect to the other Party and copies of any working papers relating thereto as such requesting Party may request.

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6.3 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any fact, event or circumstance known to such Party that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a Material Adverse Effect, or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to such Party’s obligations hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (d) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, or (e) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement. Any such notice (i) shall not qualify such Party’s representations and warranties for purposes of determining if the conditions to the other Party’s obligations to consummate the transactions contemplated hereby have been satisfied, (ii) may give rise to such other Party’s right to terminate under Section 9.1 hereof, and (iii) to the extent such other Party elects to consummate the transactions contemplated hereby, such other Party shall not have a right to indemnification with respect to, and as and to the extent set forth in, such notice, provided it is acknowledged and agreed that no such notice shall impair such other Party’s right to seek indemnification. The written notice given by such Party to the other Party pursuant to this Section 6.4 shall be deemed to have amended the appropriate section(s) of the applicable Disclosure Schedule and to have qualified the representations and warranties contained in Article IV or V, as applicable.

6.4 Insurance. Contributor shall cause each GP Policy maintained by Contributor with respect to the Business or covering any Contributed Asset or Assumed Liability to be amended prior to Closing to name Company as an additional insured. Effective upon the Closing, Contributor shall appoint Company as its true and lawful attorney-in-fact, in the name of Contributor and any other relevant member of Contributor, but on behalf of Company, to pursue and enforce any and all rights of Contributor or any other member of Contributor under the GP Policies with respect to any occurrence, claim or loss with respect to the Business or any Contributed Asset or Assumed Liability to the extent attributable to events that occurred prior to the Closing. Contributor agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

6.5 Exclusivity.

(a) Contributor shall not, directly or indirectly, take (nor allow its members, managers, officers, directors, employees, investment bankers, attorneys, accountants or other agents or Affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of Contributor or substantially all the assets of Contributor or the Business, and Contributor shall immediately cease any current negotiations (each of the foregoing transactions, a “Prohibited Transaction”). Contributor agrees to notify Company immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Prohibited Transaction.

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(b) NWT shall similarly withdraw from and not enter into any negotiations to enter into any Prohibited Transaction with a third party with respect to its own capital stock and/or assets. Company agrees to notify Contributor immediately if any Person makes any proposal, offer, inquiry or contact with respect to any such Prohibited Transaction.

6.6 Stock Restrictions. Contributor and Company agree not to issue any securities, including without limitation, options, restricted grant awards, warrants or any other securities exercisable or convertible into shares of Common Stock of Company, that would permit any of the Insiders, officers and/or directors to sell any such securities prior to the first anniversary of the Closing Date. In furtherance of the foregoing, with respect to any option grants of Company, Company shall not issue any such options that would vest prior to the first anniversary of the Closing Date.

6.7 Public Announcements. Neither Party shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the written approval of the other Party; provided, however, that Company may make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, including filing a Current Report on Form 8-K following execution of this Agreement, in which case Company shall allow Contributor a reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are consistent with such Party’s prior public disclosures regarding the transactions contemplated by this Agreement.

6.8 Names. On the Closing Date, Contributor shall deliver to Company all such executed documents as may be required to change the name of Contributor on that date to another name or names bearing no similarity to any of the Names, including, where applicable, name change amendments and appropriate name change notices for each state where such member of Contributor is qualified to do business. Contributor hereby appoints Company as its attorney in fact to file all such documents on or after the Closing Date. Contributor will, and it will cause the other members of Contributor to, terminate the use of any and all d/b/a’s currently or formerly used by it. “Names” means “Grandparents.com” or any name, logo or trademark that includes “Grandparents.com”, any variation and derivatives thereof and any other logos or trademarks of the Business transferred to Company pursuant to this Agreement and the Ancillary Agreements.

6.9 Employees.

(a) Each Business Employee of Contributor (“Transferred Employees”) shall be hired by Company on substantially similar terms and conditions as each Transferred Employee currently has with Contributor, such employment to be contingent upon and effective immediately following the Closing. Contributor shall terminate the employment of all Transferred Employees with Contributor effective immediately prior to the Closing.

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(b) Company shall assume the Employees Liabilities at the Closing.

(c) All Transferred Employees who are participants in a GP Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits under such plans as of the Closing Date, and Contributor shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans. All Transferred Employees shall become fully vested in their accrued benefits under Contributor’s pension benefit plans as of the Closing Date.

(d) Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 7.3. Nothing in this Agreement shall limit the right of Company to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or employment in any manner.

6.10 Taxes.

(a) Company shall pay all federal, state and local sales, documentary and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Contributed Assets in accordance herewith whether imposed by Law on Contributor or Company.

(i) Company and Contributor agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Contributed Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

6.11 Assistance with Post-Closing SEC Reports and Inquiries. After the Closing Date, the Current Company Officers and Directors shall, at Company’s expense, use their reasonable best efforts to provide such information reasonably available to them, including information, filings, reports, financial statements or other circumstances of Company occurring, reported or filed prior to the Closing, as may be necessary or required for the preparation of the post-Closing Date reports that Company is required to file with the SEC, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

6.12 Further Assurances; Transfer of Doman Names.

(a) Company and Contributor shall, and shall cause their respective Affiliates to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Company and Contributor shall each use its respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Company’s request, Contributor shall execute and deliver to Company such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Company may reasonably require in order to vest more effectively in Company, or to put Company more fully in possession of, any of the Contributed Assets.

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(b) As soon as practicable, but in no event later than five (5) days following the Closing Date, Contributor shall transfer to Company all domain names that are part of the Contributed Assets such that Company has access to and working control of such domain names, including receipt from the domain name registrar(s) of confirmation that the domain names have been transferred to Company and the appearance of Company ownership in InterNIC’s WHOIS database.  Each party shall use its commercially reasonable efforts to support the transfer of the domain names to Company, including user names and passwords for all accounts with the registrars that contain the domain names, and any domain name pointing adjustments as reasonably requested by Company to Contributor’s servers.

6.13 Post-Closing Stock Option and Warrant Exercises.

(a) Company acknowledges that, as of the Closing, there are outstanding stock options and warrants to purchase shares of Company Common Stock. With respect to any due and proper exercises of any such stock options or warrants following Closing, Company shall promptly perform all obligations under such stock options or warrants and take all other action necessary to issue shares of Common Stock upon exercise, including promptly issuing instructions to the Company’s transfer agent for the issuance of certificates for such shares. Holders of such stock options and warrants shall not be required to deliver the original stock options or warrants in order to effect an exercise thereunder.

(b) Company acknowledges that it previously filed a Registration Statement on Form S-8 (SEC No. 333-153705) with respect to its 2005 Stock Incentive Plan, and that such Registration Statement is still effective, has not been withdrawn by Company and is not subject to a stop order by the SEC. Promptly following the filing of the Super 8-K but subject to applicable Law, Company shall cause its legal counsel to issue an opinion to the Company’s transfer agent that (a) Company is no longer a shell company; (b) Company has filed the Super 8-K containing current Form 10 information reflecting its status as an entity that is not a shell company, and (c) such Registration Statement is effective and available for use. Company shall not withdraw such Registration Statement for so long as any stock options under the 2005 Stock Incentive Plan remain outstanding. Immediately prior to the Closing, counsel to Company shall deliver a letter addressed to Company and Sills Cummis & Gross in form reasonably satisfactory to Sills Cummis & Gross confirming that (a) such Registration Statement is effective under the Securities Act; and (b) that no stop order or other circumstances exist suspending the effectiveness of such Registration Statement has been issued.

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(c) The foregoing provisions of this Section 6.13 are for the express intended benefit of the holders of the stock options and warrants outstanding as of the Closing for the purchase of Company Common Stock.

6.14 Super 8-K. Following the execution of this Agreement, Contributor and Company shall commence the preparation of a Current Report on Form 8-K containing “Form 10” information as required by Items 2.01, 5.01, 5.06 and 9.01(c) of Form 8-K, giving effect to the Closing (the “Super 8-K”). Contributor shall furnish all information necessary concerning the Business, its Affiliates (including the officers and directors of Company to be designated by Contributor and appointed at Closing) and the GP Financial Statement, in connection with the preparation of the Super 8-K. Contributor will promptly advise Company, in writing if at any time prior to the Closing Date Contributor has knowledge of any facts that might make it necessary or appropriate to revise or update the Super 8-K in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Promptly following the Closing, Company shall file the Super 8-K with the SEC.

6.15 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Company shall, from and after the Closing Date honor, and perform all obligations of Company in respect of all such rights to exculpation and indemnification (including advancement of expenses) in favor of each of the Current Company Officers and Directors that exist pursuant to Company’s Charter Documents, and governing Law of Company, for acts or omissions occurring prior to the Closing Date, and such rights shall continue in full force and effect until one-hundred eighty (180) days after the expiration of the longest applicable statute of limitation.

(b) From and after the Closing Date, Company shall maintain in effect for not less than two (2) years from the Closing Date directors’ and officers’ liability insurance in amounts and on terms generally consistent with Company’s existing D&O insurance as of the Closing Date, and providing coverage to Company’s current or former directors or officers immediately prior to the Closing Date.

(c) In addition, following the Closing Company shall indemnify and defend the Current Company Officers and Directors against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by such officer or director in connection with, or otherwise with respect to the Private Placement; provided, that solely to the extent that such Losses were due to the gross negligence or willful misconduct of any such Current Company Officers and Directors, this indemnity shall not be applicable; provided, that notwithstanding the foregoing limitation, the foregoing indemnification obligation shall be absolute and not limited with respect to (i) any Losses arising out of any information or disclosure made in the Private Placement concerning Contributor or the Business and (ii) any Losses, obligations or liabilities under the Investment Banking Agreement.

(d) The provisions of this Section 6.15 are intended to be for the benefit of, and will be enforceable by, each Current Company Officers and Directors, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

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6.16 Notes Payable to Insiders. Promptly following Closing, Company will execute and deliver to each of the Insiders a new promissory note to replace their current promissory note issued by Contributor. The new promissory notes shall provide that the principal on the notes will not be payable until the earlier of (a) Company having EBITDA of at least $2,500,000 as reflected on its quarterly or annual financial statements filed with the SEC or (b) Company closing a financing with gross proceeds to Company of at least $10 million.

6.17 Non-Competition. On and after the Closing Date, Contributor shall not directly or indirectly, either by itself or in participation with any other person or entity, compete against the Business other than those Company and its Subsidiaries.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligation of Company. The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Contributor set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Contributor shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Contributor at or prior to the Closing.

(c) Company shall have received a certificate dated the Closing Date signed on behalf of Contributor by the President of Contributor to the effect that the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(d) have been satisfied (the “Contributor Closing Certificate”).

(d) There shall not have been a Material Adverse Effect on the Business.

(e) Trading in the Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Company) at any time since the date of execution of this Agreement.

(f) No Action shall be pending or threatened before any court or other Governmental Entity or before any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) affect adversely the right of Company to own the Contributed Assets or (iii) restrain or prohibit Company’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the Business or Contributed Assets, or compel Company or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the Business or Contributed Assets or all or any material portion of the business and assets of Company and its Subsidiaries. No such Order shall be in effect.

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(g) Contributor shall have delivered to Company all agreements and other documents required to be delivered by Contributor to Company pursuant to Section 3.2 of this Agreement.

(h) Company shall have received a certificate of the Secretary of Contributor dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Management Committee and the members of Contributor in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Contributor executing this Agreement and/or the Ancillary Agreements.

(i) Company shall have received evidence in form and substance satisfactory to Company that all Liens other than Permitted Liens with respect to the Contributed Assets have been released.

(j) The Private Placement shall be consummated simultaneously with the Contribution of the Contributed Assets and the issuance of the Acquired Shares and the GP Warrant.

7.2 Conditions to Obligation of Contributor. The obligation of Contributor to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Contributor in its sole discretion) of the following further conditions:

(a) The representations and warranties of Company set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Company at or prior to the Closing.

(c) Contributor shall have received a certificate dated the Closing Date signed on behalf of Company by the President of Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(d), and 7.2(e) have been satisfied (the “Company Closing Certificate”).

(d) Company shall have filed its Form 10-Q for the period ended December 31, 2011 and such filing shall comply in all material respects with the rules and regulations of the SEC.

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(e) Company shall have maintained its status as a company whose Common Stock is quoted on the Over-the-Counter Bulletin Board.

(f) Trading in the Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Company) at any time since the date of execution of this Agreement.

(g) No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation. No such Order shall be in effect.

(h) Company shall have delivered to Contributor all agreements and other documents required to be delivered by Company to Contributor pursuant to Section 3.3 of this Agreement.

(i) Contributor shall have received a certificate of the Secretary of Company dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) to the incumbency and specimen signature of each officer of Company executing this Agreement and the Ancillary Agreements to which it is a Party.

(j) The Private Placement shall be consummated simultaneously with the Contribution of the Contributed Assets and the issuance of the Acquired Shares and the GP Warrant.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of Company and Contributor;

(ii) by Company or Contributor if the Closing does not occur on or before February 29, 2012; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

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(iii) by Company if:

a. any condition to the obligations of Company hereunder becomes incapable of fulfillment other than as a result of a breach by Company of any material covenant or agreement contained in this Agreement, and such condition is not waived by Company; or

b. there has been a breach by Contributor of any material representation, warranty, covenant or agreement contained in this Agreement or the Disclosure Schedules, or if any material representation or warranty of Contributor shall have become untrue, in either case such that the conditions set forth in Sections 8.1(a) or 8.1(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within ten (10) business days after written notice of such breach is given to Contributor by Company; or

(iv) by Contributor if:

a. any condition to the obligations of Contributor hereunder becomes incapable of fulfillment other than as a result of a breach by Contributor of any material covenant or agreement contained in this Agreement, and such condition is not waived by Contributor; or

b. there has been a breach by Company of any material representation, warranty, covenant or agreement contained in this Agreement, or if any material representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within ten (10) business days after written notice of such breach is given to Company by Contributor.

(v) By Company or Contributor if a court of competent jurisdiction or other Government Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

(b) The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv) or (v) shall give written notice of such termination to the other Party hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Contributor or Company or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, the provisions of Section 6.7 (Public Announcements) and Section 8.3 (Remedies) and Articles IX and X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any Party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 9.1.

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ARTICLE IX

INDEMNIFICATION

9.1 Survival.

(a) All representations and warranties contained in this Agreement, the Ancillary Agreements, any Disclosure Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing until nine (9) months following the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Capacity, Authority and Enforceability), 4.9 (Title to Personal Properties), 5.1 (Organization and Good Standing), 5.2 (Authority and Enforceability) and 5.16 (Title to Personal Properties) shall last indefinitely.

(b) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of six (6) months. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing indefinitely.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2 Indemnification by Contributor. Contributor shall indemnify and defend Company and the Current Company Officers and Directors against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, costs and expenses (including legal, consultant, accounting and other professional fees, and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any such Indemnitee in connection with, or otherwise with respect to:

(i) the breach of any representation and warranty made by Contributor contained in this Agreement, the Ancillary Agreements, or any certificate or other document furnished or to be furnished to Company in connection with the transactions contemplated by this Agreement;

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(ii) any breach of any covenant or agreement by Contributor contained in this Agreement, the Ancillary Agreements, or any certificate or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement; and

(iii) the Excluded Liabilities.

9.3 Manner of Payment. Except as otherwise provided herein, any indemnification of any Indemnitee by any Indemnitor pursuant to this Article IX shall be effected by wire transfer of immediately available funds from such Indemnitor to an account(s) designated by such Indemnitee within ten (10) days after the determination thereof.

9.4 Indemnification Procedures for Third Party Claims.

(a) In the event that any Person entitled to indemnification pursuant to Section 9.2 (each, an “Indemnitee”) receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought against any Person who is obligated to indemnify pursuant to Section 9.3 (each, an “Indemnitor”) under the provisions of this Article IX (“Third Party Claim”), the Indemnitee shall promptly notify each Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying any such Indemnitor will not relieve any such Indemnitor of any Liability it may have to such Indemnitee, except and only to the extent that such failure or delay causes actual harm to such Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b) Subject to the further provisions of this Section 9.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

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(c) The Indemnitor will not be entitled to assume the Third Party Defense if:

(i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;

(iv) the Third Party Claim involves a material customer or supplier of the Business;

(v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vi) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or

(vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.4(b)). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee to which the Indemnitor is obligated to furnish indemnification pursuant to this Agreement; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided, however, that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

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(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 9.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 10.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article X with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) Each Party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided, however, that each Party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all Confidential Information and the attorney-client and work-product privileges.

9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have thirty (30) days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty (30) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

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9.6 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

9.7 Limitation on Losses. Notwithstanding anything contained herein to the contrary, in no event will an Indemnitor be liable for diminution in value, loss of profit or consequential damages arising out of or resulting from any matter to which such person is entitled to indemnification under this Article X. In addition, Contributor shall not have any liability under this Agreement unless the aggregate of all Losses relating thereto for which Contributor would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000 (the “Deductible Amount”), and then Contributor shall be liable only for all such Losses in excess of the Deductible Amount. The foregoing limitation and the Deductible Amount shall not apply to any Losses by any of the Current Company Officers and Directors.

9.8 Exclusive Remedy. The Parties acknowledge and agree that the indemnification provided in this Article IX shall be the sole and exclusive remedy for all Losses related to or arising at law, under any statute or in equity, or otherwise out of this Agreement or the transactions contemplated hereby (other than claims of or causes of action arising from fraud and other than actions for specific performance where specifically provided herein). In furtherance thereof, each Party waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, actions or causes of action (other than claims or causes of action arising from fraud and other than actions for specific performance where specifically provided herein) it may have against the other or its Affiliates relating to the subject matter of this Agreement other than the remedies provided in this Article IX.

9.9 Enforcement. It is expressly intended that any two (2) of the Current Company Officers and Directors shall have the right to enforce the provisions of this Article IX on behalf of Company.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

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If to Company or any of the Current Company Officers and Directors, to:

NorWesTech, Inc.

220 West Harrison Street

Seattle, WA 98119

Attention: President

With a required copy to:

Cairncross & Hempelmann, P.S.

524 Second Ave., Suite 500

Seattle, WA 98104

Attention: Timothy M. Woodland, Esq.

Facsimile No.: 206-587-2308

If to Contributor, to:

Grandparents.com, LLC

589 Eighth Avenue

New York, NY 10018

Attention: Joseph Bernstein, Managing Director

Facsimile No: 847-589-3877

With a required copy to:

Sills Cummis & Gross P.C.

One Riverfront Plaza

Newark, NJ 07102

Attn: Jeffrey L. Wasserman, Esq.

Facsimile No.: 973-352-6605

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

(d) Following Closing, no provision of this Agreement or any Ancillary Agreement may be waived or amended by any Party without the prior written approval of at least two of the Current Company Officers and Directors.

10.3 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, provided that if the transactions contemplated by this Agreement are consummated, then Company shall be responsible for the all such costs and expenses.

10.4 Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that, without such consent, Company may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Company of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, heirs, personal representatives, successors and assigns.

10.5 Governing Law. This Agreement and the Disclosure Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.6 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any federal court residing in the City of Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and each Party agrees to commence any such action, suit or proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in such courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

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10.7 Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; except that in the case of Section 6.15 and Article IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.9 Entire Agreement. This Agreement, the Ancillary Agreements, the GP Disclosure Schedule, the NWT Disclosure Schedule, the Exhibits, Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. The GP Disclosure Schedule and NWT Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

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10.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Specific Performance. Company and Contributor each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.13 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Disclosure Schedule, such reference is to an Article, Section, paragraph, Exhibit or Disclosure Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any Party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h) The word “or” is not exclusive.

(i) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

NORWESTECH, INC.

By:	/s/ Stanley L. Schloz
Name: Stanley L. Schloz
Title: President

CONTRIBUTOR:

GRANDPARENTS.COM, LLC

By:	/s/ Joseph Bernstein
Name: Joseph Bernstein
Title: Managing Director

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